Exhibit 23.1 – Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-133614) and related Prospectus of Neogen Corporation for the registration of 1,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated August 9, 2005, with respect to the consolidated financial statements and schedule of Neogen Corporation, Neogen Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Neogen Corporation, included in its Annual Report (Form 10-K) for the year ended May 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan

May 11, 2006